Exhibit (a)(1)(G)

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Speaker – IE Team

Please take a moment to review the disclaimer on this slide as it relates to the offer to exchange.

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Speaker – IE Team

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Our focus for today’s session is to provide you with key details about RxSight’s Option exchange program so that you can make an informed decision about your participation, including how to access your account and make your election to participate.

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Speaker – IE Team

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Speaker – IE Team

•	Options have been historically granted at RxSight but the company has shifted towards granting more restricted stock units, or RSUs

•	Both options and RSUs allow employees to share in the share price growth of the company and encourage employees to think and act like owners.

•	The beneficial feature of RSUs is that they will always retain value as long as the shares have value, even with a decrease in stock price.

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Speaker – IE Team

•	Many RxSight Stock Options are underwater.

•	Underwater Options are Options with a strike price higher than the current share price; it is not rational to exercise an underwater Option, since you could buy a share for less on the open market.

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Speaker – IE Team

•	Option exchange programs aim to restore the incentive and retentive value of employees’ Stock Options by providing an opportunity to exchange underwater Options.

•	There is an opportunity here to exchange Options for RSUs.

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The exchange changes the distribution of value. Your Options have larger upside, but also a higher chance of delivering no value. RSUs received in the exchange will deliver value as long as the shares have value but have less upside (since you have fewer awards). I’ll show you in a few pages an example of when your original Option awards might be more valuable than the new RSU awards.

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The program is approximately “value-neutral” – meaning that the “fair value” (for accounting purposes) of your current Options would be approximately equivalent to the fair value of the RSUs received in the exchange.

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Speaker – IE Team

•	This example focuses on a grant made on March 4, 2024, at an exercise (or “strike”) price of $56.07 per share.

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Even though underwater Options cannot be exercised for value now, the Options still have value because the share price could rise above the strike price in the future (prior to expiration of Option). We call this “tail value”.

•	However, Options could expire underwater and deliver no value if the share price does not increase above the strike price over the remaining term of the Option.

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Speaker – IE Team

RxSight is offering a one-time, voluntary opportunity for eligible stock Option holders to exchange their eligible stock Options, both vested and unvested (unexercised), for RSUs, or Restricted Stock Units.

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If you elect to participate in the Option Exchange, which can be done on a grant-by-grant basis, the stock Options you elect to surrender will be cancelled, RSUs will be granted, and a new grant agreement will be provided through E*TRADE.

•	There is no obligation to participate in the Option Exchange. It is completely your choice. If you do not choose to participate in the Option Exchange, you will continue to hold your stock Options.

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Speaker – IE Team

RSUs and Stock Options are both forms of employee equity compensation — or non-cash compensation — offered to an employee by an employer and are generally the most common forms of equity compensation.

Stock Options and RSUs differ significantly in terms of the form of compensation received, and how they are taxed.

•	The most important distinction between Stock Options and RSUs is what exactly you’re receiving.

•	When you’re granted Stock Options, you have the choice to purchase company stock at a specific price before a certain date. Whether you purchase the stock is entirely up to you.

•	RSUs, on the other hand, grant you the stock itself once the vesting period is complete. You don’t have to purchase it.

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In addition, RSUs are distinctly different than Stock Options with respect to economic value. Any value realized from a Stock Option is dependent on the current value of the stock being higher than the Option price. Unlike Stock Options which have a cost to the employee (the Option price), employees do not pay for Restricted Stock Units, so the award always has value as long as the shares have value.

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Speaker – IE Team

•	Eligibility:

•	You are eligible to participate in the exchange if you are an active U.S. based employee of RxSight.

•	The exchange window is open August 10, 2026, and is set to expire on September 4, 2026, at 9:00 pm (PT).

•	September 4, 2026, will be the last day you can exchange your Options.

•	Any exchanged Options will be cancelled on this date!

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Following the conclusion of the Option Exchange, eligible Stock Options opted into by the employee will be cancelled, while RSUs will be granted on the first day following the expiration of the Option Exchange.

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You will be notified if that date is extended, but basically, each RSU granted to you in the Option Exchange will be granted under a new award agreement, subject to you remaining continuously employed or engaged with RxSight through the vesting dates.

•	The RSUs will be available in your E*TRADE account within approximately 2 weeks of the conclusion of the exchange.

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Speaker – IE Team

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An eligible Option in the Offer will include only those Options that fall under the 2021 Plan, remain outstanding and unexercised prior to the expiration of the Option exchange, and are “underwater” (or at the money) on the expiration of the Option exchange.

•	Have a strike price at or higher than $6.00

•	Strike Prices lower than $6.00, are excluded from the exchange.

•	You may participate on a grant-by-grant basis, but for each grant, your selection must be on an all-or-nothing basis.

•	No partial exchanges are permitted.

•	The exchange ratio will vary based on the strike price of the grant.

•	For example, if the strike price for your grant falls between $12.00 and $29.99, your exchange ratio is 2.20 for 1, so you can exchange 154 options for 70 RSUs.

•	Any fractional shares will be rounded down to the nearest whole share.

•	Ratios closer to 1 mean less of a decrease in the number of RSUs received.

•	Higher ratios (such as 2.70) mean more of a decrease in the number of RSUs.

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Speaker – IE Team

•	As discussed, the exchange is providing an opportunity to turn in options for RSUs.

•	Which scenario is worth more depends on RxSight’s future stock price.

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For example, if you hold a stock option for 410 shares with a strike price of $28.21, you can elect to exchange it for 186 RSUs. The value that you can realize from the RSUs, or your existing Stock Options, depends on RxSight’s share price.

•	As we will show in the next slide, if the share price goes up significantly (above $51.63), you’d be better off having the option grant—also known as the “Break Even” point.

•	Keep in mind, the option grant is only valuable if the share price rises above the Strike price of $28.21 – if below that, the option has $0 value.

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In contrast, the RSU will always retain value as long as the shares have value, even below the $28.21 strike price, it just will be less valuable than the Options if the stock price rises above the Break-Even price.

•	If you decide to not participate in the exchange, nothing changes with your grant, so you will retain the same number of exercisable options with the same expiration date.

•	In this example, nothing changes, and then there’s no impact to that option grant whatsoever.

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Speaker – IE Team

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For the February 27, 2025, grant in our example, you’d hold more value by exchanging your options to RSUs if RxSight’s stock price is below $51.63. If RxSight’s stock price goes above $51.63, you’d hold more value with your options (no exchange).

•	This value chart and crossover point is unique to each grant, and you’ll be able to see the cross-over point for each grant in your election portal.

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The break-even stock price is simply a reference point to help you compare your election options. At this estimated stock price, both choices would have approximately the same value. Because future stock prices are unknown, this figure is based on current assumptions and is intended for informational purposes only.

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Speaker – IE Team

•	RSUs received in the exchange will vest based on the following schedules.

•	Options with tranches that have already vested within a grant will have a 1-year vesting schedule, while unvested tranches in a grant will have a 2-year vesting schedule.

•	This means that you could have one underwater option grant exchanged for 1 or 2 new RSU grants due to the options vesting state.

•	For Options that are vested and exchanged for RSUs, they will have a new vesting requirement of 1-year.

•	25% of your award will vest on February 28, 2027

•	The remaining 75% of your award will vest on August 31, 2027

•	For Options that are unvested and exchanged for RSUs, they will have a vesting schedule of 2-years:

•	RSUs will vest on a bi-annual vesting schedule with the first tranche vesting on February 28, 2027, and every 6 months after that until August 31, 2028.

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Speaker – IE Team

We realize that many of you have questions such as, what are the tax implications for me?

Choosing to participate in the exchange is NOT expected to give rise to an immediate U.S. taxable event in the ordinary course.

•	If you choose to not participate in the exchange, your tax events for your options will remain the same.

•	If you do exchange your options for RSUs, your taxation will happen at vest and at sale.

•	The FMV on the vest date is a taxable gain to you, and Federal, state, local, and social taxes must be paid on any taxable gain recognized by you.

•	RxSight is required to withhold these taxes on your behalf and will be authorized to sell or withhold a portion of the vested shares to pay these taxes.

•	At a later sale by you, you’ll generally recognize a capital gain or loss equal to the difference between the price at vest and the sale price.

•	The holding period for long-term capital gains purposes generally commences on the date of vesting.

•	Capital gains are the responsibility of the employee to report and remit to the IRS and is not included in your W-2.

•	We strongly recommend that you consult with your own tax advisor to determine the personal tax consequences of participating in the Exchange Offer.

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Speaker – IE Team

•	As a reminder, choosing to participate in the Option Exchange is solely up to you.

•	Although RxSight’ board has approved this offer, we will not make any recommendations as to whether you should participate in the offer. That is completely up to you.

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•	Your elections will be made through the stock option exchange program website, which is myoptionexchange.com.

•	On that site, you’ll be able to do the following:

•	You’ll be able to view all of the Offering documents, including the questions and answers that are common with this type of program.

•	You’ll be able to elect to exchange options on a grant-by-grant basis;

•	There is also a nice calculator that you can use to view what the value of your Stock Options and your RSUs are at assumed future stock prices.

•	Once you’ve made your elections, you’ll receive confirmation of your elections upon completion.

•	You can change your election at any time during the Exchange period.

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You could change it a hundred times, if you want, but it’ll be whatever is done as of Friday, September 4, 2026, at 9 PM (PT) (unless the Offer is extended) — that will be the only election that we considered.

•	You can go in even on Friday, September 4, 2026(or later date if the Offer is extended) and make changes as long as it’s before 9 PM PT on that day.

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Speaker – IE Team

•	When you receive the information for this option exchange program, you should have received an email from RxSight with a link to the website: https://myoptionexchange.com.

•	Once you’ve loaded that page, click on “Register as a new user”.

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Speaker – IE Team

•	You’ll be prompted to create a new account and register.

•	You’ll put it in your RxSight email address and create a password.

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Speaker – IE Team

•	Once you’ve done that, you’ll receive another email from Infinite Equity that will give you a verification code.

•	You’ll input that code and submit, and you’ll be able to log in.

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Speaker – IE Team

•	Please note that your verification code will only be valid for 30 mins. If you need a new code, simply click “Resend Code”, otherwise type in the verification code you received via email.

•	As a reminder, this is through Infinite Equity’s site, and not through E*TRADE. So, you won’t be able to make this election through your E*TRADE account.

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Speaker – IE Team

•	After logging in, you will be presented with this welcome screen.

•	This landing page is great because it contains all the resources you would be able to access, as well as links to any documents we have filed with the SEC.

•	This employee presentation will also be available on that site.

•	You can then proceed to the election form by clicking the blue button labeled “Election Form” when you are ready to proceed with your elections.

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Speaker – IE Team

•	On this next page, in the chart, you will find a list of all the options that are eligible for exchange.

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The dropdown menu on the table will allow you to select the grants for which you wish to make an election. In addition, you can see the number of Options you will receive in place of the eligible options if you elect to exchange that grant.

•	You have the option of exchanging or not exchanging.

•	It is important to remember that you can make different elections for different grants, but each grant is “all or nothing”.

•	You can either exchange all the options granted on a certain date, or you cannot exchange any of them.

•	Once you have made your selections, click “Next” to proceed to the next step.

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Speaker – IE Team

•	The following page will take you to the “Confirm Elections” screen.

•	The election choices you made will be displayed on this page.

•	In order to complete the process, you will need to check off two boxes acknowledging that you have read and understood the offering materials and that you have confirmed your selections.

•	After checking the boxes, you will be required to type or sign with an electronic signature, confirming that this is what you wish to exchange.

•	Once you have reviewed your election choices, click “Submit” to process your choices.

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Speaker – IE Team

•	As soon as you submit your elections, you will be directed to a page that indicates that your elections were successfully submitted.

•	You will need to make sure that you reach the Elections Complete page in order to see a summary of what has been exchanged and what has not been exchanged.

•	It is imperative to note that if you do not see this screen, your elections have not been confirmed.

•	The same breakdown will also be emailed to you every time you make a change to your election once confirmed by Infinite Equity.

•	You may then log out of the platform.

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Speaker – IE Team

•	The website also has some valuable tools such as the Value Calculator tool where you can graph hypothetical scenarios to see what future values would look like.

•	The tool will show you more details about the value of your stock options, including:

•	The value of your eligible options at whatever price you input.

•	The value of your replacement options at whatever price you input.

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•	The commencement of the exchange begins Monday, August 10, 2026.

•	You will have until Friday, September 4, 2026, at 9pm (PT) to make your election choices or change them.

•	On September 4, 2026, your exchanged eligible options will be cancelled, and you will be granted RSUs on Saturday, September 5, 2026.

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Speaker – IE Team

•	Today’s meeting is the first step in this process.

•	Please feel free to reach out to the email address included on this slide (rxsight@infiniteequity.com) if you have any questions.

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Speaker – IE Team

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Take a moment to familiarize yourself with some of the commonly asked questions surrounding the exchange.

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We’ve included a list of key terms and definitions to help clear up any confusion that you can reference.